                   Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X] Preliminary Proxy Statement              [_] Definitive Proxy Statement
[_] Definitive Additional Materials          [_] Soliciting Material Pursuant to
                                                 Rule 14a-11(c) or Rule 14a-12

                           I.C. ISAACS & COMPANY, INC.
                (Name of Registrant as Specified in its Charter)

                           I.C. ISAACS & COMPANY, INC.
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check in the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

          (1)  Title of each class of securities to which transaction applies:

          (2)  Aggregate number of securities to which transaction applies:

          (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it is determined):

          (4)  Proposed maximum aggregate value of transaction:

          (5)  Total fee paid:

          [_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-1 1(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1)  Amount Previously Paid:
          (2)  Form, Schedule or Registration No.:
          (3)  Filing Party:
          (4)  Date Filed:

I.C. Isaacs & Company, Inc.
3840 Bank Street, Baltimore
Maryland  21224-2522
(410) 342-8200

[Girbaud Logo]

                                                                [___] [__], 2003

Dear Stockholder:

          Our 2003 Annual Stockholders' Meeting will be held at 10:00 AM on [ ], 2003 at the offices of Arent Fox Kintner Plotkin & Kahn, PLLC located on the 25th floor at 1675 Broadway, New York, New York 10019, and we look forward to your attendance either in person or by proxy.

          The notice of annual meeting, proxy statement and proxy card from the Board of Directors are enclosed.

          The agenda for this year's annual meeting includes the election of four directors to our nine member Board, a proposal to declassify our Board of Directors which will result in your electing our entire Board each year, instead of electing just one of three classes of our Board each year, a proposal to approve our Board's decision to increase the number of common shares issuable pursuant to our Amended and Restated Omnibus Stock Plan from 1,600,000 shares to 2,200,000 shares, and a proposal to ratify the appointment of our independent auditor. The Board of Directors recommends that you vote FOR election of the slate of director nominees, FOR the declassification of our Board of Directors, FOR adoption of the proposal to increase the number of shares issuable under our Amended and Restated Omnibus Stock Plan and FOR ratification of appointment of the independent auditor. Please refer to the proxy statement for detailed information on each of the proposals. If you have any further questions concerning the annual meeting or any of the proposals, please contact Isaacs Investor Relations at (410) 342-8200. For questions regarding your stock ownership, you may contact our transfer agent, American Stock Transfer and Trust Company by phone at (877) 777-0800 (within the U.S. and Canada) or (718) 921-8200 (outside the U.S. and Canada).

                                                 Sincerely yours,


                                                 Staffan Th. Ahrenberg, Chairman

                                 [GIRBAUD LOGO]

                                   ----------

                     Notice of Annual Stockholders' Meeting
                                    [_], 2003
                             10:00 A.M. Eastern Time

                                   ----------

Dear Stockholder,

          You are cordially invited to attend the 2003 annual meeting of stockholders of I.C. Isaacs & Company, Inc. which will be held at 10:00 AM local time on [ ], 2003 at the offices of Arent Fox Kintner Plotkin & Kahn, PLLC located on the 25th floor at 1675 Broadway, New York, New York 10019. At the meeting, you will be asked to consider and vote on the following proposals:

          1. If Proposal 2 is approved, to elect four directors, each to hold office until the 2004 annual meeting of stockholders and until their respective successors shall have been duly elected or appointed; OR if Proposal 2 is NOT approved, to elect one Class I director to hold office until the 2004 annual meeting of stockholders, and three Class III directors to hold office until the 2006 annual meeting of stockholders and until their respective successors shall have been duly elected or appointed;

          2. To vote upon a proposal to amend our Amended and Restated Certificate of Incorporation to declassify the organization of the Board of Directors

          3. To vote upon a proposal to amend our Amended and Restated Stock Incentive Plan to increase from 1,600,000 to 2,200,000, the number of shares that may be issued under the Plan;

          4. To ratify the appointment of BDO Seidman, LLP as our independent auditors for the year ending December 31, 2003; and

          5. To transact such other business as may properly come before the meeting.

          These items are more fully described in the following pages, which are made part of this notice. Only stockholders of record on the books of the company at the close of business on May 26, 2003 will be entitled to vote at the annual meeting.

          To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the annual meeting. You may submit your vote by mail, using the proxy card and pre-addressed and stamped return envelope enclosed with this notice, or you may vote your shares in person at the meeting.

     Enclosed are copies of the Annual Report to our Stockholders consisting of a letter from our President, our Form 10-K for the year ended December 31, 2002, as amended, and our Form 10-Q for the period ended March 31, 2003.

                                                 The Board of Directors,


                                                 By: Eugene Wielespki, Secretary

New York, New York
May [__], 2003

                                TABLE OF CONTENTS

                                                                                   Page
                                                                                   ----
Proxy Statement ......................................................................5

   Proposal 1 - Election of Directors.................................................6
   Board Committees and Meetings.....................................................10
   Directors' Compensation...........................................................11
   Security Ownership of Certain Beneficial Owners and Management....................11
   Stock Price Performance Graph.....................................................14
   Report of the Compensation Committee on Executive Compensation....................14
   Employment Contracts, Termination of Employment and Change in Control
      Arrangements...................................................................17
   Executive Compensation............................................................21
   Certain Relationships and Related Transactions....................................25
   Proposal 2 - Declassification of the Board of Directors...........................28
   Proposal 3 - Increase in Shares Authorized for Issuance Under the Amended and
      Restated Omnibus Stock Plan....................................................30
   Report of the Audit Committee.....................................................35
   Proposal 4 -Ratification of Selection of Independent Auditor......................36
Stockholder Proposals ...............................................................36
Annual and Quarterly Reports to Shareholders ........................................36
Other Matters .......................................................................37

VOTING

To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the annual meeting in person. Our stockholders may submit their votes by mail, using the enclosed proxy card. We encourage our stockholders to vote using that method whenever possible. If you attend the annual meeting, you may also submit your vote in person, and any previous votes that you submitted by mail will be superseded by the vote that you cast at the annual meeting.

                                 [GIRBAUD LOGO]

                           I.C. Isaacs & Company, Inc.

                                3840 Bank Street

                         Baltimore, Maryland 21224-2522

                                   ----------

                                 PROXY STATEMENT

          The enclosed proxy is solicited by the Board of Directors of I.C. Isaacs & Company, Inc. for the Annual Stockholders' Meeting to be held at the offices of Arent Fox Kintner Plotkin & Kahn, PLLC located on the 25th floor at 1675 Broadway, New York, New York 10019, on [__] day, [__], 2003, at 10:00 a.m.
Eastern Time, and at any postponement or adjournment of the meeting, for the purposes set forth in "Notice of Annual Stockholders' Meeting" on page 1.

Record Date; Quorum; Share Ownership and Voting Requirements for
Election of Directors and Adoption of Proposals

          Only stockholders of record on the books of the company at the close of business on May 26, 2003 will be entitled to vote at the annual meeting. Presence in person or by proxy of a majority of the shares of common stock outstanding on the record date is required for a quorum. If you held your shares on that date, you may vote your shares at the meeting either in person or by your duly authorized proxy. As of the close of business on May 26, 2003, the company had [11,134,657] outstanding shares of common stock. Copies of this proxy statement were first available to stockholders on May [_], 2003.

          Our common stock is our only class of securities that will be entitled to vote at the annual meeting. The presence, in person or represented by proxy, of at least a majority of the total number of outstanding shares of our common stock is necessary to constitute a quorum at the annual meeting. Shares of common stock represented by a properly signed and returned proxy will be counted as present at the annual meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining. Shares of common stock held by nominees that are voted on at least one matter coming before the annual meeting will also be counted as present for purposes of determining a quorum, even if the beneficial owner's discretion has been withheld (a "broker non-vote") for voting on some or all other matters.

          Each share of common stock is entitled to one vote on all matters that may properly come before the annual meeting other than the election of directors. In the election of directors, each share is entitled to cast one vote for each director to be elected. Directors shall be elected by a plurality of votes cast at the annual meeting. You may not vote your shares of common stock cumulatively for the election of directors. For purposes of the election of directors, abstentions and broker non-votes are not considered to be votes cast and do not affect the plurality vote required for the election of directors.

          The Company's Amended and Restated Certificate of Incorporation provides that a proposal to declassify the Board of Directors must be approved by the affirmative vote of at least 66-2/3% of the outstanding shares of common stock. All other matters to come before the annual meeting require the approval of a majority of the shares of common stock present, in person or by proxy, at the meeting and entitled to vote. Therefore, abstentions will have the same effect as votes against the proposals on such matters. Broker non-votes, however, will be deemed shares not present to vote on such matters, and therefore will not count as votes for or against the proposals, and will not be included in calculating the number of votes necessary for approval of such matters.

Submitting and Revoking Your Proxy

          If you complete and submit your proxy (see "Voting" on page 4), the shares represented by your proxy will be voted at the annual meeting in accordance with your instructions. If you submit a proxy by mail, but do not fill out the voting instructions on the proxy card, the shares represented by your proxy will be voted as follows:

          o FOR the election of the nominees for director set forth in "Proposal 1: Election of Directors" on page 6;

          o FOR the proposal to declassify our Board of Directors set forth in "Proposal 2: Amendment of Amended and Restated Certificate of Incorporation to Declassify the Board of Directors" on page 28;

          o FOR the proposal to increase from 1,600,000 to 2,200,000 the number of shares issuable under our Amended and Restated Omnibus Stock Plan set forth in "Proposal 3: Amendment of the Amended and Restated Omnibus Stock Incentive Plan" on page 30; and

          o FOR ratification of the appointment of BDO Seidman LLP as the company's independent auditor for 2003 set forth in "Proposal 4:
               Ratification of Selection of Auditors" on page 36.

          In addition, if other matters come before the annual meeting, the persons named as proxies will vote on such matters in accordance with their best judgment. The company has not received notice of other matters that may properly be presented at the annual meeting. You may revoke your proxy at any time prior to the start of the annual meeting by: (1) submitting a later-dated vote, in person at the annual meeting or by mail (see "Voting" on page 4), or (2) delivering instructions to the Secretary of the company at 3840 Bank Street, Baltimore, Maryland 21224-2522.

PROPOSAL 1 - ELECTION OF DIRECTORS

          The Board of Directors is currently composed of nine directors, divided into three classes. Each class of directors is elected for a term of office to expire at the third succeeding annual meeting of stockholders of the company after their election and until their respective successors are elected and qualified. The terms of three of our directors - Messrs. Robert S. Stec, Neal J. Fox and Olivier Bachellerie - are expiring at the annual meeting. In addition, the vacancy that resulted from the recent resignation from the Board by Robert Arnot, our former Chairman and Chief Executive Officer, has created a fourth position on the Board that will be filled at the annual meeting. The company has nominated Messrs. Stec, Fox and Bachellerie for re-election to the Board. The company has also nominated Robert
J. Conologue, its new Chief Operating Officer and Chief Financial Officer, for election to the Board.

          If elected,

          o the term of the nominees to the Board will expire at the 2004 annual meeting of stockholders and when their respective successors are duly elected and shall have qualified, if our Certificate of Incorporation is amended to declassify our Board as a result of your approval of Proposal 2, or

          o the term of Mr. Conologue, as a Class I director, and the terms of Messrs. Stec, Fox and Bachellerie, as Class III directors, will expire at the 2004 and 2006 annual meetings, respectively, and when their respective successors are duly elected and shall have qualified, if Proposal 2 is NOT approved.

          Unless otherwise marked, all proxies received will be voted FOR the election of each of the nominees. If any director nominee is unable or unwilling to serve as a nominee at the time of the annual meeting, the proxies may be voted either (i) for a substitute nominee designated by the present Board of Directors to fill the vacancy or (ii) for the balance of the nominees, leaving a vacancy. Alternatively, the Board of Directors may reduce the size of the Board. The Board of Directors has no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director. We have set forth immediately following this paragraph the names and biographical information for each of the nominees.

     The Board of Directors recommends that you vote "FOR" the election of each of the following nominees.

Robert Stephen Stec                       Mr. Stec was President of VF Corporation and had
                                          sole responsibility for VF's Girbaud division in
Age: 48                                   the United States from 1989 through 1993. From
                                          1996 to 1998, he served as President of London Fog
Director since 2002                       Industries, Inc., a leading manufacturer and
                                          marketer of branded outerwear. During 1997 and
President and Chief Executive Officer     1998, Mr. Stec served as a part-time consultant to
of Lexington Home Brands                  Girbaud Design, Inc. and certain of its
                                          affiliates. In 1999, Mr. Stec served as a
                                          consultant to London Fog for several months. Mr.
                                          Stec has been employed as President and Chief
                                          Executive Officer of Lexington Home Brands, a
                                          leading branded marketer of home furnishings,
                                          since 1999.

Neal J. Fox                               Mr. Fox has held senior management positions at
Age: 68                                   Neiman Marcus, Bergdorf Goodman and I. Magnin.
Director since 1998                       From 1983 to 1988, he was employed by Garfinkel's,
Director and consultant                   Raleigh & Co., or its predecessor, most recently
                                          as Chairman and Chief Executive Officer, and was
                                          also a principal shareholder of that company. From
                                          1989 through March 1999, Mr. Fox served as the
                                          President and Chief Executive Officer of Sulka, an
                                          international menswear retailer. In 1999, Mr. Fox
                                          founded NJF Associates, Incorporated, a consulting
                                          firm specializing in brand management and business
                                          development for various retail industries. Since
                                          May 2000, Mr. Fox has served as a director and
                                          consultant for Today's Man, a 30 unit menswear
                                          retailer. In March, 2003, Today's Man filed a
                                          petition under Chapter 11 of the US Bankruptcy
                                          Code.

Olivier Bachellerie                       Mr. Bachellerie has served since 1997 as President
Age: 41                                   and Director General of GI Promotion and
Director since 2002                       Cravatatakiller S.A., and as President of Fashion
President and Director General of GI      Services of America, Inc., each of which is
Promotion and Cravatatakiller S.A.        beneficially owned by Marithe Bachellerie and
                                          Francois Girbaud. Mr. Bachellerie is the son of
                                          Marithe Bachellerie, who together with Mr.
                                          Girbaud, indirectly own and possess the right to
                                          vote approximately [42%] of the company's
                                          outstanding shares of common stock.

Robert J. Conologue                       Mr. Conologue joined us as our Chief Operating
Age: 54                                   Officer and Chief Financial Officer in February
Chief Operating Officer and Chief         2003. Between 2000 and 2002, he served as
Financial Officer of the Company          Executive Vice President and Chief Financial
                                          Officer of Interiors, Inc., a $250 million
                                          manufacturer, marketer and retailer of decorative
                                          accessories for the home. Between 1997 and 2000,
                                          Mr. Conologue worked for The Warnaco Group, Inc.,
                                          a $2.1 billion global apparel company, starting as
                                          Chief Financial Officer of Calvin Klein Jeanswear
                                          (1997 - 1998), and then serving as Senior Vice
                                          President - Finance of the parent company and as
                                          Chief Operating Officer of the Calvin Klein
                                          Divisions (1998 - 2000).

          As a Delaware corporation, we are subject to the Delaware General Corporation Law ("DGCL") with regard to matters of internal governance. Under the DGCL, the terms of incumbents who sit on a classified board of directors do not change as a result of a decision by the stockholders to declassify the board. Accordingly, if Proposal 2 is adopted, the terms of the four nominees identified above and our two other Class I directors will expire next year. However, our Class II directors will remain in office until our 2005 annual meeting. We have set forth immediately below the names and biographical information for each of our incumbent directors.

      Class I incumbents whose terms will expire at the 2004 annual meeting

Staffan Th. Ahrenberg                     Mr. Ahrenberg has been a consultant to Societe de
Age: 45                                   Finance et D'Investissement S.A. ("SFI"), which
Director since 2002                       provides multinational companies engaged in the
Chairman of the Board and consultant      food processing, media and fashion industries with
to the Company                            investment opportunities and investment advisory
                                          services, and Saga Enterprises Holding Corp.,
                                          which provides the motion picture industry with
                                          services regarding the development, production,
                                          acquisition, sale and financing of motion pictures
                                          and other intellectual property. We have a written
                                          agreement with SFI through which we receive
                                          consulting services from Mr. Ahrenberg. See
                                          "Certain Relationships and Related Transactions."

Rene Faltz                                Mr. Faltz has practiced law in the Grand Duchy of
Age: 49                                   Luxembourg since 1976. He has been with Cabinet
Director                                  D'Avocats Rene Faltz since March 2000 after
Senior Partner, Cabinet                   leaving the firm of Faltz & Kremer. Mr. Faltz is
D'Avocats Rene Faltz                      one of the Managing Directors of, and serves as
                                          counsel to, several companies that are since 2002
                                          beneficially owned by Marithe Bachellerie and
                                          Francois Girbaud in connection with the conduct of
                                          their business activities as designers and
                                          marketers of clothing and other items bearing the
                                          various Girbaud trademarks.

     Class II incumbents whose terms will expire at the 2005 annual meeting

Jon Hechler                               Mr. Hechler was employed by Ira J. Hechler and
Age: 49                                   Associates, an investment company, from 1980 to
Director since 1984                       1999. He is President of T. Eliot, Inc., a
President, T. Eliot, Inc.                 manufacturer of bathroom equipment.

Daniel J. Gladstone                       Mr. Gladstone was President of the Company's
Age: 46                                   Girbaud Division from January 1999 - February
Director since 1999                       2003, and was appointed President of the Company
President of the Company                  in March 2003. He served as President of Calvin
                                          Klein Jeans at Warnaco, Inc. from 1997 to 1998 and
                                          as President of Calvin Klein Jeans at Designer
                                          Holding Ltd. from 1994 to 1997.

Roland Loubet                             Mr. Loubet has been employed as the Chief
Age: 61                                   Executive Officer and sole owner of Cedrico, S.A.,
Director since 2002                       a manufacturer and marketer of women's clothing,
Chief  Executive  Officer  of  Cedrico,   since 1997.
S.A.

     Except as noted above, each nominee for election as a director and each incumbent director has been engaged in the principal occupation described during the past five years. There are no family relationships among any directors or executive officers of the company. Stock ownership information is shown under the heading "Security Ownership of Certain Beneficial Owners and Management" on page 11 and is based upon information furnished by the respective individuals.

BOARD COMMITTEES AND MEETINGS

     The Board of Directors currently has standing Audit and Compensation Committees. The Audit Committee has a written charter approved by the Board.

     During 2002, as a result of our stockholders' approval of the Framework Agreement and the Stockholders Agreement, the composition of our Board changed, and that change also resulted in changes in the composition of both committees.

     From January 1, 2002 until mid-May, 2002, the Audit Committee was comprised of Ronald S. Schmidt, Chairman, Neal J. Fox and Anthony J. Marterie. In mid-May, 2002, Mr. Marterie resigned and was replaced by Jon Hechler. After the 2002 Annual Meeting of Stockholders, the new Board appointed a new Audit Committee consisting of Mr. Fox, as Chairman, and Jon Hechler, Roland Loubet and Robert Stec.

     From January 1, 2002 until the 2002 Annual Meeting, the Compensation Committee consisted of Messrs. Hechler (Chairman), Schmidt and Fox. After the 2002 Annual Meeting, the new Board appointed a new Compensation Committee consisting of Messrs. Hechler, as Chairman, Fox, Loubet and Stec.

     The Audit Committee assists the Board of Directors in its general oversight of the company's financial reporting, internal controls and audit functions. During 2002, the Audit Committee held four meetings. For further information, see "Report of the Audit Committee" on page 35.

     The Compensation Committee administers our Amended and Restated Omnibus Stock Plan (the "Plan"), including the review and grant of stock options to officers and other employees under the Plan. The Compensation Committee also reviews and approves various other company compensation policies and matters, and reviews and approves salaries and other matters relating to compensation of the executive officers of the company. The Compensation Committee held two meetings during 2002. For further information, see "Report of the Compensation Committee on Executive Compensation" on page 14.

     The Board of Directors held 12 meetings during 2002. Each director is expected to attend each meeting of the Board and the committees on which he serves. In addition to meetings, the Board and its committees review and act upon matters through written consent procedures. No director attended less than 75% of all the meetings of the Board and the committees on which he served in 2002.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

         None of the directors serving on the Compensation Committee is an employee of the Company, and neither the Chief Executive Officer nor any of the Named Executive Officers has served on the Compensation Committee. No director or executive officer of the Company is a director or executive officer of any other corporation that has a director or executive officer who is also a director or board committee member of the Company.

DIRECTORS' COMPENSATION

     Directors who are employed by us or any of our subsidiaries receive no compensation for serving on the Board of Directors. Directors who are not so employed (the "Outside Directors") receive an annual retainer fee of $10,000 for their services and attendance fees of $750 per Board or committee meeting attended. The Chairman of the Audit Committee receives an additional $10,000 for the services he renders in that capacity. All directors are reimbursed for expenses incurred in connection with attendance at Board or committee meetings. In addition, members of the Board of Directors are eligible to participate in our Plan. In 2002, Outside Directors were awarded non-qualified stock options to purchase an aggregate of 210,000 shares of common stock at an exercise price of $0.58 per share. Those options shall not vest, and therefore, shall not be exercisable, until December 2004.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     Set forth below is information concerning the common stock ownership as of May [ ], 2003 by (i) each person who we know owns beneficially 5% or more of our outstanding common stock, (ii) our President and each of our other "Named Executive Officers," (iii) each director and nominee for election as a director, and (iv) all of our directors, nominees for election as a director and officers as a group:

                                             Shares Beneficially Owned
                                           ----------------------------
Name and Address of Beneficial Owner (1)     Number        Percent (2)
----------------------------------------   ---------       ------------
Wurzburg, S.A. (3)......................   4,966,667(4)       40.6%
Robert J. Arnot (5).....................     544,871(6)        4.5
Daniel J. Gladstone.....................     477,000(7)        3.9
Robert J. Conologue.....................          --(8)         --
Sandra Finkelstein......................          --(9)         --
Eugene Wielepski........................     221,742(10)       1.8
Danielle Lambert........................      20,000(11)         *
Staffan Ahrenberg (12)..................          --(13)        --
Olivier Bachellerie (14)................          --(13)        --
Rene Faltz (15).........................          --(13)        --
Neal J. Fox.............................      25,000(16)         *

                                             Shares Beneficially Owned
                                           ----------------------------
Name and Address of Beneficial Owner (1)     Number        Percent (2)
----------------------------------------   ---------       ------------
Jon Hechler.............................     362,791(13)       3.0
Roland Loubet (17)......................     100,000(13)        --
Robert Stephen Stec (18)................           -(13)        --
All Officers, Directors and Nominees
for Director as a Group (of 12)            1,206,533           9.9

----------
*    Less than one percent

(1) All shares are owned beneficially and of record unless indicated otherwise. Unless otherwise noted, the address of each stockholder is c/o the company, 350 Fifth Avenue, Suite 1029, New York, New York 10118.

(2) Based upon 12,239,157 shares assumed to be issued and outstanding which includes 11,134,657 shares actually issued and outstanding on the date of this proxy statement plus an aggregate of 1,104,500 shares that the persons listed in the table may acquire pursuant to options that they may exercise within 60 days of the date of this proxy statement.

(3) The address of this stockholder is 134 Boulevard de la Petrusse, L-2330 Luxembourg.

(4) Includes 3,966,667 shares owned beneficially and of record by this stockholder's wholly owned subsidiary, Textile Investment International, S.A. ("Textile") and 500,000 shares that Textile may acquire pursuant to warrants that it may exercise within 60 days of the date of this proxy statement.

(5) Mr. Arnot served as a director and as our chief executive officer during the year 2002 and until his resignation which became effective on February 6, 2003.

(6) Includes 55,000 shares that Mr. Arnot may acquire pursuant to options exercisable by him within 60 days of the date of this proxy statement. Unless exercised on or before June 1, 2003, those options will expire on that date.

(7) Includes 477,000 shares that Mr. Gladstone may acquire pursuant to options exercisable by him within 60 days of the date of this proxy statement.

(8) Does not include (i) 225,000 shares issuable pursuant to an option granted to Mr. Conologue under the Plan that will vest ratably on February 18, 2004, 2005 and 2006; or (ii) 150,000 shares that shall be issuable pursuant to a fully vested option to be granted to Mr. Conologue under the Plan if Proposal 3 is adopted by the stockholders at the annual meeting. See "Employment Contracts, Termination Of Employment And Change In Control Arrangements."

(9) Does not include 25,000 shares issuable pursuant to an option granted to Ms. Finkelstein under the Plan that will vest ratably on February 15, 2004, 2005 and 2006. See

     "Employment Contracts, Termination Of Employment And Change In Control Arrangements."

(10) Includes 27,500 shares that Mr. Wielepski may acquire pursuant to an option exercisable by him within 60 days of the date of this proxy statement.

(11) Includes 20,000 shares that Ms. Lambert may acquire pursuant to an option exercisable by her within 60 days of the date of this proxy statement.

(12) Mr. Ahrenberg's address is 16 Rue Voltaire, 1211 Geneva 13, Switzerland.

(13) Does not include 30,000 shares issuable pursuant to an option granted to this director in December 2002 that has not vested.

(14) Mr. Bachellerie's address is 15 Rue Louis Blanc, 75010 Paris, France.

(15) Mr. Faltz's address is 41 Avenue de la Gare, Luxembourg, L-1611, Grand Duchy of Luxembourg.

(16) Includes 25,000 shares that this director may acquire pursuant to options exercisable by him within 60 days of the date of this proxy statement. Does not include 37,000 shares issuable pursuant to options granted to this director that have not vested.

(17) Mr. Loubet's address is Avenue du Leman 20, 1025 St-Sulpice,
     Ch-Switzerland.

(18) Mr. Stec's address is c/o Lexington Home Brands, 411 South Salisbury Street, Lexington, NC 27292.

                          STOCK PRICE PERFORMANCE GRAPH

     The performance graph which follows compares the cumulative total stockholder returns on Mikron common stock for the five-year period ended December 31, 2002 with the S&P 500 Index and a peer group comprising of the Apparel, Accessories and Luxury Goods industry segment of the S&P 600. The graph assumes that the value of our common stock and the value of each Index was $100 on December 31, 1997. This data was furnished by Standard & Poor's Compustat Services, Inc.

                                    Base
                                   Period
                                                      Fiscal Year Ended
                                   --------------------------------------------------
      Company/Index                 1997     1998     1999     2000     2001    2002
--------------------------------   ------   ------   ------   ------   ------   -----
I.C. Isaacs & Company, Inc.          100     16.05    14.20     6.48     3.16    6.81
S&P 500 Index                        100    128.58   155.63   141.46   124.65   97.10
S&P 600 Apparel, Accessories and
Luxury Goods                         100     79.14    62.74    65.05    73.22   82.12

                           REPORT OF THE COMPENSATION
                       COMMITTEE ON EXECUTIVE COMPENSATION

Objectives

          The Company's compensation policies and procedures have historically been aligned with its entrepreneurial traditions. The Company seeks to compensate its officers (including the Named Executive Officers) in a manner which is:

     o consistent with the Company's conservative traditions and cost structure;

     o sufficient to attract and retain key executives critical to the success of the Company;

     o reflective of current performance of both the individual officer and the Company; and

     o remuneration of successful long-term strategic management and enhancement of shareholder values.

Components of Compensation

          The Compensation Committee (the "Committee") approves the design of, assesses the effectiveness of, and administers the executive compensation programs of the Company in support of stockholder interests. The key elements of the Company's executive compensation program are base salary, annual incentives and long-term incentive compensation. These key elements are addressed separately below. In determining each component of compensation, the Committee considers all elements of an executive's total compensation package.

Base Salary

          The Committee regularly reviews each executive's base salary. Base salaries are not necessarily compared to other institutions, although market rates for comparable executives with comparable responsibilities are considered in some cases. Base salaries are adjusted by the Committee to recognize varying levels of responsibility, experience, breadth of knowledge, internal equity issues, as well as external pay practices. Increases to base salaries are driven primarily by individual performance. Individual performance is evaluated based on sustained levels of individual contribution to the Company.

          Last year, the annual base salaries of Messrs. Arnot and Wielepski were amended in connection with the negotiations that lead to the execution of the Framework Agreement and the Stockholders Agreement. As amended, the terms of those agreements were extended through May 15, 2006, the base compensation payable to Mr. Arnot was fixed at $400,000 in 2002, $425,000 in 2003 and $450,000 per year thereafter and the base compensation payable to Mr. Wielepski was fixed at $200,000 per year.

          During the first four and a half months of 2003, the Company substantially reorganized the composition of, and compensation payable to, its management. As mentioned at pp. 17 - 21 in the section entitled "Employment Contracts, Termination Of Employment And Change In Control Arrangements," the Company

     o negotiated and executed a separation agreement and general release with Mr. Arnot,

     o engaged the services of Robert J. Conologue as the Company's new COO and CFO at an annual base salary of $315,000 during an initial term ending on December 31, 2005,

     o engaged the services of Sandra Finkelstein as Senior Vice President of Merchandising - Girbaud Division at a base salary of $310,000 during an initial term ending on December 31, 2005,

     o negotiated and executed an amendment to Daniel J. Gladstone's employment agreement which reduced the initial term of his agreement to coincide with Mr. Conologue's and Ms. Finkelstein's initial employment terms and pursuant to which he became the Company's President,

     o negotiated and executed an amendment to Mr. Wielepski's employment agreement which resulted in his re-assignment as the Company's Vice President - Finance and the reduction of his base salary to $180,000 per year and

     o    negotiated and executed a separation agreement with Danielle Lambert.

Annual Incentives

          Prior to 2003, the annual incentive program that the Company employed with regard to the some of our Named Executive Officers involved direct financial incentives in the form of annual cash bonuses to achieve performance goals that were usually based upon the Company's "top line," i.e., its gross revenues. The Company paid Mr. Gladstone and Ms. Lambert bonuses of $207,895 and $107,895, respectively, for fiscal; 2002 pursuant to the incentive compensation formulas contained in their employment agreements.

          During the first quarter of 2003, the Company adopted for its executives whose activities are directly related to profitability a different annual incentive compensation philosophy that is "bottom line" oriented. Thus, the new employment agreements that the Company entered into with Mr. Conologue and Ms. Finkelstein contain significant cash bonus incentives that are tied to three predetermined annual performance goals

     o    earnings before interest and taxes (the "EBIT Target"),

     o    cash provided by operating activities (the "Cash Flow Target") and

     o inventory turns - which is a measure of the level of efficiency employed by the Company in matching its annual purchases of inventory to the annual sales of merchandise to its customers (the "Inventory Turns Target").

          In keeping with that newly adopted philosophy, the amendment to Mr. Gladstone's employment agreement replaced "top line" oriented bonus provisions with the same categories of "bottom line" oriented bonus provisions contained in Ms. Finkelstein's and Mr. Conologue's agreements. In order to qualify for payment of any bonus, the Company's financial performance must result in the achievement of the targeted goal. In the case of each of Messrs. Gladstone and Conologue, achievement of more than 100% of a targeted goal will result in the payment of even higher bonuses. In the case of Ms. Finkelstein, the range of potential bonuses that she can earn during any year varies from a low of $7,750 to a maximum of $77,500 depending on whether one, two or all of the targets are achieved. In Mr. Conologue's case, the range of potential bonuses that he can earn during any year varies from a low of $12,600 to a maximum of $267,750 depending on whether one, two or all of the targets are achieved, and also depending on whether the results achieved are at least 95% of the target or as much as or more than 130% of the target. The range of bonuses that Mr. Gladstone can receive is also subject to the same two categories of criteria as Mr. Conologue, and varies from a minimum of $17,500 to a maximum of $350,000.

Long-Term Incentives

          In keeping with the Company's commitment to provide a total compensation package which includes at-risk components of pay, long-term incentive compensation comprises a significant portion of the value of an executive's total compensation package. When awarding long-term grants, the Committee considers an executive's level of responsibility, prior compensation experience, historical award data, and individual performance criteria. Long-term incentives are in the form of stock options awards under the Company's Plan.

          Stock options are granted at an option price equal to the fair market value of the Common Stock on the date of grant. Accordingly, stock options have value only if the stock price appreciates. This design focuses executives on the creation of stockholder value over the long term. The size of stock option grants is based on competitive practice, individual performance factors and historical award data. The Company granted options to purchase an aggregate of 10,000 shares of common stock to the Named Executive Officers in 2002. The Company granted options to purchase an aggregate of 250,000 shares of common stock in connection with the execution of Ms. Finkelstein's and Mr. Conologue's employment agreements, and it also agreed to grant another option to purchase an additional 150,000 shares to Mr. Conologue, subject to the stockholders' approval of Proposal 3.

Conclusion

          The Committee believes these executive compensation policies and programs serve the interests of the Company and its stockholders effectively. The various compensation vehicles offered are appropriately balanced to provide increased motivation for executives to contribute to the Company's overall future success, thereby enhancing the value of the Company for the stockholders' benefit.

          We will continue to monitor the effectiveness of the Company's total compensation program to meet the current and future needs of the Company.

          Members of the Compensation Committee:

          Jon Hechler (Chairman)   Roland Loubet
          Neal J. Fox              Robert S. Stec

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL
ARRANGEMENTS

Robert J. Arnot

          In April 2002, our wholly owned subsidiary, I.C. Isaacs & Company, L.P. (the "LP") entered into an amended and restated employment agreement with Robert J. Arnot, who was then our Chairman of the Board, President and Chief Executive Officer. Pursuant to that agreement, Mr. Arnot was entitled to receive, among other things, base salaries of $400,000 in 2002, $425,000 in 2003 and $450,000 per year during the balance of an initial term that was to expire on May 15, 2006.

          In January 2003, we and the LP entered into a separation agreement and general release with Mr. Arnot. Pursuant to that agreement, Mr. Arnot resigned as a director and as our President and Chief Executive Officer. In consideration for Mr. Arnot's execution of that agreement, the termination of his employment agreement and his release and waiver of claims against us, the LP and other parties and persons related to us, we agreed:

          o to engage Mr. Arnot as a paid consultant between the February 6, 2003 effective date of the separation agreement and May 2, 2003, and to make severance payments to him from that latter date through December 15, 2003, in an aggregate amount equal to that portion of the $425,000 base salary that Mr. Arnot would have been entitled to receive during those two periods of time, but for the termination of his employment agreement;

          o to continue Mr. Arnot's coverage under all of our benefit plans through December 31, 2003;

          o to provide Mr. Arnot with office space and telecommunications facilities through May 2, 2003; and

          o to release Mr. Arnot from any claims that we, the LP and other parties and persons related to us had or might have against him.

Daniel J. Gladstone

          In June 2002, the LP entered into an amended and restated employment agreement with Daniel J. Gladstone, who was then President of the Girbaud Division, that provided for an annual base salary of $350,000 and incentive compensation based upon percentages of our annual sales of Girbaud sportswear and Girbaud women's products. That agreement contains the following termination provisions:

          o if Mr. Gladstone's employment is terminated without cause or he is constructively discharged

               o after January 21, 2005, the LP must pay him an amount equal to one year of his base salary plus a severance payment in a lump sum equal to his incentive compensation for the last full year prior to his termination (the "Severance Payment"); or

               o prior to January 21, 2005, the LP must pay him the aggregate amount of his base salary through December 31, 2005, plus a Severance Payment within 90 days after each year remaining during the term of the agreement; and

          o if the LP decides not to renew the agreement, it must pay Mr. Gladstone an amount equal to one year of his current base salary plus a Severance Payment.

In May 2003, the LP entered into an amendment of Mr. Gladstone's agreement which

          o    provided that he would serve as President;

          o changed the initial term of the agreement so that it will end on December 31, 2005, and provided for automatic one year renewals of the agreement unless either party gives notice of its non-renewal not later than September 30, 2005 or

               September 30 of the then current renewal year; and

          o deleted Mr. Gladstone's entitlement to receive incentive compensation based upon percentages of our sales, and added new incentive compensation provisions that are based upon our achievement of pre-determined earnings, cash flow and inventory turns targets, subject to guaranteed minimum annual bonuses of $100,000 in 2003 and $125,000 thereafter.

          The maximum amount of incentive compensation that Mr. Gladstone may earn in 2003 is $297,500. The maximum amount of such compensation that he may earn in 2004, 2005 and any renewal year is $350,000.

Robert J. Conologue

          In March 2003, the LP entered into an employment agreement (with effect from February 18, 2003) with Robert J. Conologue, our Chief Operating Officer and Chief Financial Officer, that provides:

          o for an initial term that will end on December 31, 2005, and for automatic one year renewals of the agreement unless either party gives notice of its non-renewal not later than September 30, 2005 or September 30 of the then current renewal year;

          o for payment of an annual base salary of $315,000 per year, a minimum bonus of $40,000 in 2003 and incentive compensation provisions that are based upon our achievement of pre-determined earnings, cash flow and inventory turns targets;

          o for the issuance under the Plan of a five year option to purchase 225,000 shares of common stock at an exercise price of $.68 per share which shall vest ratably on March 31, 2004, 2005 and 2006

          o in the event that Proposal 3 is adopted by the stockholders at the annual meeting, for the issuance under the Plan of a five year fully vested option to purchase 150,000 shares of common stock at the exercise price applicable to option grants made under the Plan on the date of the annual meeting;

          o in the event that Mr. Conologue's employment is terminated without cause at any time prior to December 31, 2005, for the payment of a severance payment equal to his base salary for a period of six months; and

          o in the event that Mr. Conologue's employment is terminated without cause at any time after December 31, 2005 or as a result of a change of control of the company, for the payment of a severance payment equal to his base salary for a period of 12 months.

          The maximum amount of incentive compensation that Mr. Conologue may earn in 2003 is $236,250. The maximum amount of such compensation that he may earn in 2004, 2005 and any renewal year is $267,750.

Sandra Finkelstein

          In February 2003, the LP entered into an employment agreement with Sandra Finkelstein, our Senior Vice President of Merchandising - Girbaud Division, that provides:

          o for an initial term that will end on December 31, 2005, and for automatic one year renewals of the agreement unless either party gives notice of its non-renewal not later than September 30, 2005 or September 30 of the then current renewal year;

          o for payment of a base salary of $310,000 per year, and up to $77,500 of incentive compensation based upon our achievement of pre-determined earnings, cash flow and inventory turns targets;

          o for the issuance under the Plan of a five year option to purchase 25,000 shares of common stock at an exercise price of $.60 per share which shall vest ratably on March 31, 2004, 2005 and 2006; and

          o in the event that Ms. Finkelstein's employment is terminated without cause, for the payment of a severance payment equal to his base salary for a period of six months.

Eugene Wielespki

          In April 2002, the LP entered into an amended and restated employment agreement with Eugene Wielepski who was then our Vice President and Chief Financial Officer. In March 2003, the LP and Mr. Wielepski entered into an amendment of that agreement. As so amended, the agreement provides:

          o    that Mr. Wielepski shall serve as Vice President - Finance;

          o for an initial term that will end on May 15, 2006, and for automatic one year renewals of the agreement unless either party gives notice of its non-renewal not later than March 16, 2006 or March 16 of the then current renewal year;

          o    for payment of a base salary of $180,000 per year;

          o for the issuance under the Plan of a fully vested ten year option to purchase 10,000 shares of common stock at an exercise price of $1.71 per share;

          o    if Mr. Wielepski's employment is terminated without cause

               o after May 15, 2005, the LP must pay him an amount equal to one year of his base salary; or

               o prior to May 15, 2005, the LP must pay him the aggregate amount of his base salary through May 15, 2006; and

          o if the LP decides not to renew the agreement, it must pay Mr. Wielepski an amount equal to one year of his current base salary.

Danielle Lambert

          In June 2002, the LP entered into an agreement with Danielle Lambert, who was our Vice President for Merchandising for the Girbaud Division. That agreement provided:

          o for payment of a base salary of $180,000 per year and annual incentive compensation equal to 1/2 of 1% of our net full price sales of Girbaud products in excess of $40 million in each of the 2002, 2003 and 2004; and

          o    if Ms. Lambert's employment was terminated

               o with or without cause, the LP must pay severance payment to her in an amount equal to six months of his base salary; and

               o without cause, the LP also must pay any incentive compensation that may be due for the year in which she is terminated, pro-rated with regard to the portion of the year that elapses prior to her termination.

          In May 2003, we and the LP entered into a separation agreement with Ms. Lambert. Pursuant to that agreement, Ms. Lambert will receive the severance and incentive compensation payments. She will also receive, in consideration for her release of all claims that she might have against us, reimbursement of six months of COBRA payments in the event that she elects to receive COBRA coverage.

                             EXECUTIVE COMPENSATION

          The following table sets forth certain information regarding the compensation paid during each of our last three fiscal years to our Chief Executive Officer and to each of our executive officers other than our Chief Executive Officer whose total annual salary and bonus amounted to more than $100,000 and who were serving as executive officers at the end of 2002 (collectively, the "Named Executives"). No compensation that would qualify as payouts pursuant to long-term incentive plans ("LTIP Payouts") or "All Other Compensation" was paid to any of the Named Executive Officers during the three year period ended on December 31, 2002, and we did not issue any SARs during that period of time.

                           SUMMARY COMPENSATION TABLE

                                                                                     Long Term
                                                                                    Compensation
                                              Annual Compensation (1)                  Awards
                            ------------------------------------------------   ------------------------
                                                                               Restricted   Securities
      Name and Principal                                     Other Annual        Stock      Underlying
           Position         Year   Salary ($)   Bonus ($)   Compensation ($)   Awards ($)   Options (#)
-------------------------   ----   ----------   ---------   ----------------   ----------   -----------

Robert J. Arnot, CEO        2002    $395,973          --           --              --             --
                            2001     346,659          --           --              --          7,000
                            2000     344,960          --           --              --             --

Daniel J. Gladstone,        2002     345,781     221,199           --              --          7,000
President - Girbaud         2001     341,538     207,865           --              --             --
Division                    2000     344,960      18,022           --              --             --


Eugene C. Wielepski, Vice   2002     196,764          --           --              --         10,000
President and CFO           2001     172,531          --           --              --          7,000
                            2000     171,500          --           --              --             --

Danielle Lambert, Vice      2002     166,393      81,199           --              --             --
President - Design          2001     150,115      62,865           --              --             --
                            2000     148,681      43,022           --              --         10,000

----------
(1) We also provided various perquisites and other benefits that did not exceed the lesser of $50,000 or 10% of the aggregate amounts reflected in the salary and bonus columns for each of the Named Executive Officers.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

          The Company did not grant any options or SARs to any of the Named Executive Officers during the year ended December 31, 2002 except Eugene C. Wielepski. The following table sets forth information regarding that grant.

                                       Individual Grants                  Potential Realizable
                      ------------------------------------------------   Value at Assumed Annual
                      Number of    Percent of                                 Rates of Stock
                      Securities      Total                                    Appreciation
                      Underlying     Options    Exercise                    for Option Term (1)
                       Options     Granted to   Price Per   Expiration   -----------------------
        Name           Granted      Employees    Share         Date            5%       10%
-------------------   ----------   ----------   ---------   ----------      -------   -------
Eugene C. Wielepski     10,000         5%         $1.71        9/19/12      $10,754   $27,253

----------
(1) In accordance with U.S. Securities and Exchange Commission rules, these columns show gains that could accrue for the Named Executive's option, assuming that the market price of our common stock appreciates from the date of grant over a period of 10 years at an annualized rate of 5% and 10%, respectively. If the stock price does not increase above the exercise price at the time of exercise, realized value to the named executives from this option will be zero.

               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR-END OPTION/SAR VALUES

          The following table sets forth information concerning the number and value of unexercised options to purchase our common stock held on December 31, 2002 by the Named Executive Officers. None of the Named Executive Officers exercised any options during 2002.

                                                     Number of Securities         Value of Unexercised
                         Shares                Underlying Unexercised Options    In-the-Money Options at
                      Acquired on    Value           at Fiscal Year-End             Fiscal Year-End
        Name            Exercise    Realized      Exercisable/Unexercisable     Exercisable/Unexercisable
-------------------   -----------   --------   ------------------------------   -------------------------
Robert C. Arnot            0           0                     55,000/0                       0
Daniel J. Gladstone        0           0                477,000/7,000                       0
Eugene Wielepski           0           0                27,500/17,000                       0
Danielle Lambert           0           0                     20,000/0                       0

                          DEFINED BENEFIT PENSION PLAN

          We maintain a defined benefit pension plan (the "Pension Plan") for our employees. The normal retirement benefit, payable at age 65, is 20.0% of base compensation up to $10,000 plus 39.5% of base compensation over $10,000 and up to a maximum of $75,000, prorated for service less than 30 years. A reduced benefit is also payable on early retirement, after attainment of age 55 and completion of 15 years of service. The Pension Plan also provides disability retirement and death benefits. We pay the full cost of the benefits under the Pension Plan through our contributions to a trust. Our cash contributions to the Pension Plan during the year ended December 31, 2002 aggregated approximately $1,375,000.

          The Pension Plan Table below provides the estimated annual benefits payable under the Pension Plan upon retirement in specified compensation and years of service classifications:

                              Years of Service
               -----------------------------------------------
Remuneration     15        20        25         30        35
------------   -------   -------   -------   -------   -------
 $100,000      $13,838   $18,451   $23,063   $27,676   $27,676
  125,000       13,838    18,451    23,063    27,676    27,676
  150,000       13,838    18,451    23,063    27,676    27,676
  175,000       13,838    18,451    23,063    27,676    27,676
  200,000       13,838    18,451    23,063    27,676    27,676
  225,000       13,838    18,451    23,063    27,676    27,676
  250,000       13,838    18,451    23,063    27,676    27,676
  300,000       13,838    18,451    23,063    27,676    27,676
  400,000       13,838    18,451    23,063    27,676    27,676
  450,000       13,838    18,451    23,063    27,676    27,676
  500,000       13,838    18,451    23,063    27,676    27,676

          The compensation considered in determining benefits under the Pension Plan (as provided in the column titled "Remuneration") is the annual average compensation for the five consecutive calendar years producing the highest average. The compensation considered is limited to $75,000. All amounts of salary, bonus and other compensation as reported in the Summary Compensation Table, up to $75,000, are included in compensation considered under the Pension Plan. The amounts provided in the Pension Plan Table are the benefits payable per year in equal monthly installments for the life expectancy of the participants (i.e., straight life annuity amounts). The Pension Plan is integrated with Social Security, and its benefit formula is as follows: (i) 0.6667% of compensation, multiplied by years of service up to 30 years; plus
(ii) 0.65% of compensation in excess of $10,000 multiplied by years of service up to 30 years.

          The estimated credited years of service for each of the Named Executive Officers as of January 1, 2003 were as follows:

                      Estimated Credited
     Name              Years of Service
-------------------   ------------------
Robert C. Arnot              11
Daniel J. Gladstone           4
Eugene Wielepski             29
Danielle Lambert              4

                    SECURITIES AUTHORIZED FOR ISSUANCE UNDER
                            EQUITY COMPENSATION PLANS

                               Number of securities to be
                                 issued upon exercise of     Weighted average exercise      Number of securities
                                  outstanding options,          price of outstanding       remaining available for
        Plan Category             warrants and rights       options, warrants and rights       future issuance
----------------------------   --------------------------   ----------------------------   -----------------------
Equity compensation plans
approved by security holders            1,306,250                      $1.249                      293,750 (1)

Equity compensation plans
not approved by security
holders                                         0                         N/A                              N/A

Totals                                  1,306,250                      $1.249                      293,750 (1)

----------
(1) In the event that Proposal No. 3 regarding the Amended and Restated Omnibus Stock Plan is adopted, the number of securities remaining available for future issuance under the Plan, after issuance of the option to purchase 150,000 shares that Mr. Conologue is entitled to receive pursuant to his employment agreement, will increase to 743,750 shares.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

          In November 1997, we entered into an exclusive license agreement (the "Girbaud Men's Agreement") with Girbaud Design, Inc. and its affiliate, Wurzburg Holding S.A. ("Wurzburg"), both of which are companies wholly owned, directly or indirectly, by Francois Girbaud and Marithe Bachellerie. The Girbaud Men's Agreement granted to us the right to manufacture and market men's jeanswear, casualwear and outwear under the Girbaud brand and certain related trademarks (the "Girbaud Marks") in all channels of distribution in the United States, including Puerto Rico and the U.S. Virgin Islands. In January and March 1998, the Girbaud Men's Agreement was amended and restated to name Latitude Licensing Corp. ("Latitude") another member of the Girbaud Group(1) of companies, as the licensor and to include active influenced sportswear as a licensed product category. Also in March 1998, we entered into an exclusive license agreement (the "Girbaud Women's Agreement" and together with the Girbaud Men's Agreement, the "Girbaud Agreements") with Latitude to manufacture and market women's jeanswear, casualwear and outerwear, including active influenced sportswear, under the Girbaud Marks in all channels of distribution in the United States including Puerto Rico and the U.S. Virgin Islands.

          Under the Girbaud Men's Agreement, we are required to make payments to Latitude in an amount equal to 6.25% of our net sales of regular license merchandise and 3.0% in the case of certain irregular and closeout licensed merchandise. Except as noted below, we are subject to guaranteed minimum annual royalty payments of $3.0 million each year from 2002 through 2007. We are required to spend the greater of an amount equal to 3% of Girbaud men's net sales or $500,000 in advertising and related expenses promoting the men's Girbaud brand products in each year through the term of the Girbaud men's agreement. During 2002, we made royalty payments to under the Girbaud Men's Agreement aggregating approximately $3,233,000.

          Under the Girbaud Women's Agreement we are required to make payments to Latitude in an amount equal to 6.25% of our net sales of regular licensed merchandise and 3.0% in the case of certain irregular and closeout licensed merchandise. Except as noted below, we are subject to guaranteed minimum annual royalty payments of $1.5 million each year from 2002 through 2007. We are required to spend the greater of an amount equal to 3% of Girbaud women's net sales of $400,000 in advertising and related expenses promoting the women's Girbaud brand products in each year through the term of the Girbaud Women's Agreement. In addition, over the term of the Girbaud Women's Agreement we are required to contribute $190,000 per year to Latitude's advertising and promotional expenditures for the Girbaud brand. During 2002, we made royalty payments to under the Girbaud Women's Agreement aggregating $1,375,000.

          In August 1999, we issued 500,000 shares of restricted common stock to Latitude in connection with an amendment of the Girbaud's Women's Agreement to defer the obligation to open a Girbaud retail store. Under the Girbaud Women's Agreement, because we did not sign a

----------
(1) Mr. Girbaud, Ms. Bachellerie, together with Wurzburg, Latitude and the various companies that they directly and indirectly control, are collectively referred to as the "Girbaud Group."

lease agreement for a Girbaud retail store by July 31, 2002, we became obligated to pay Latitude an additional $500,000 in royalties. We paid $175,000 of that royalty in 2001 and the balance in 2002. Immediately upon the issuance of the 500,000 shares of restricted Common Stock to Latitude, Latitude transferred them to Wurzburg.

          In January 2000, we entered into a global sourcing agreement with G.I. Promotions, an affiliate of Wurzburg, to act as a non-exclusive sourcing agent to licensees of the Marithe & Francois Girbaud trademark for the manufacture of Girbaud jeanswear and sportswear (the "Global Sourcing Agreement"). The Global Sourcing Agreement extends until December 31, 2003 and provides that we shall net a facilitation fee of 5.0% of the total FOB pricing for each order shipped to licensees under the agreement. Also in January 2000, we entered into a license agreement with Wurzburg. The license has a term of three years and provides that we shall pay Wurzburg a royalty of 1.0% of the total FOB pricing for each order shipped to a licensee under the Global Sourcing Agreement.

          In 2002, Wurzburg and its wholly owned subsidiary, Textile Investment International, S.A. ("Textile"), acquired from Ambra, Inc. 666,667 shares of our common stock, 3,300,000 shares of our Series A convertible preferred stock and a promissory note payable by us in the principal amount of approximately $6,558,000, the payment of which is collateralized by a security interest in all of our assets that is subordinate to a lien we granted to Congress Financial Corporation in those same assets. Pursuant to the terms of a Framework Agreement (the "Framework Agreement") that we entered into in May 2002 with Textile, Latitude and Wurzburg, we

          o amended the terms of the Series A preferred stock so that it became immediately convertible, but only into our common stock,

          o granted Textile warrants to purchase 500,000 shares of our common stock for $0.75 per share,

          o entered into a Stockholders' Agreement with Textile establishing certain terms and conditions regarding the acquisition and disposition of our securities as well as certain corporate governance matters (the "Stockholders Agreement"), and

          o    amended the Girbaud Agreements to

               o add an additional option permitting us to extend the term of each of those agreements by four additional years through 2011 and

               o provide for the payment to Latitude of consulting fees of $125,000 per agreement for calendar year 2002, and $150,000 per agreement for each remaining calendar year under the term of each agreement (the "Consultants' Fees").

          Pursuant to the Stockholders Agreement, the Girbaud Group took control of our Board via the election of five of their nominees for director at our 2002 annual meeting of stockholders. The Girbaud Group then converted their Series A preferred stock into 3,300,000 shares of our common stock.

          In March 2003, in connection with our negotiations with Congress Financial Corporation ("Congress") to waive certain covenant violations under, and to renegotiate various amendments to, our credit facility with Congress, we also requested and obtained Latitude's agreement to the following changes to the Girbaud Agreements:

          o deferral of the December 2002 and January 2003 royalty payments of $250,000 each under the Girbaud Men's Agreement to October and November 2003 respectively;

          o deferral of the December 2002 royalty payment of $125,000 under the Girbaud Women's Agreement to October 2003;

          o reduction of the 2003 minimum guaranteed annual royalty payments due under the Girbaud Women's Agreement by $450,000 to $1,050,000 by paying $25,000 in each of the months of April and May, 2003; $125,000 in each of the months of June, July, August, September, October and December, 2003; and $250,000 in November, 2003;

          o deferral of payment of approximately $94,000 of Consultants' Fees which became due in December 2002 under the Girbaud Men's and Women's Agreements and payment of $30,000 of that amount in February 2003 and the balance in August 2003; and

          o reduction of the Consultants' Fees payable in 2003 from $300,000 to $100,000 and waiver of payment of approximately $97,000 that we owed for samples provided by the Girbaud Group.

          Messrs. Robert J. Arnot, our former Chairman and Chief Executive Officer, and Daniel J. Gladstone, our President and a director, entered into consulting agreements with Latitude in 2002 that were supposed to terminate on December 31, 2005. Mr. Arnot's consulting agreement terminated in connection with his resignation as our Chairman and Chief Executive. Mr. Gladstone agreed to terminate his consulting agreement in February 2003 in connection with the above-described restructuring of the payment obligations owed by us under the Girbaud Agreements. During 2002, each of Messrs. Arnot and Gladstone received $44,000 under those consulting agreements.

          In March 2003, we entered into a consulting agreement with Societe de Finance et d'Investissement, SA ("SFI"), pursuant to which we engaged SFI to provide the services of Staffan Ahrenberg, the Chairman of our Board, to assist us in our dealings with the senior managements of the Girbaud Group of companies, support our efforts to comply with our obligations under the Girbaud Agreements, expand the scope of our licenses under those agreements, promote the sale of our products in Canada and assist us with regard to the manufacture of our products in Asia, Europe and Mexico. The term of that agreement will end on December 31, 2003. We have agreed to pay SFI $200,000 during that term in consideration for the provision of such services by Mr. Ahrenberg.

PROPOSAL 2 - DECLASSIFICATION OF THE BOARD OF DIRECTORS

          Article Sixth, Paragraph b, subparagraph (ii) of our amended and restated certificate of incorporation provides that the Board of Directors be divided into three classes with the number of Directors in each class being as nearly equal as possible. This means that approximately one-third of the Directors are elected annually and serve a three-year term. Proposal 2 seeks our stockholders' approval of a proposed amendment to the amended and restated certificate of incorporation to declassify the Board of Directors and provide for annual election of all directors. If Proposal 2 is adopted, our amended and restated certificate of incorporation will be further amended by deleting subparagraph (ii) of paragraph (b) of Article Sixth thereof in its entirety, and replacing it with the following:

               "(ii) The number of directors constituting the entire Board of Directors shall be fixed by, or in the manner provided in, the Corporation's By-Laws. Except in the case of a director elected to fill a newly created directorship or other vacancy, the directors shall be elected by a plurality vote of the shares represented in person or by proxy, at the stockholders annual meeting in each year and entitled to vote on the election of directors. Elected directors shall hold office until the next annual meeting and until their successors shall be duly elected and qualified.

               Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and each director so elected shall hold office for the unexpired portion of the term of the director whose place shall be vacant or, in the case of a newly created directorship, until the next annual meeting and until his successor shall have been duly elected and qualified.

               Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other attributes of such directorships shall be governed by the terms of this Certificate or the resolution or resolutions adopted by the Board of Directors pursuant to Article FOURTH applicable thereto."

          The adoption by I.C. Isaacs - and by many other publicly held corporations - of a classified board was undertaken as a defensive response to hostile and non-negotiated attempts to acquire control of corporations to the disadvantage of their stockholders which often occurred in the recent past. A classified board has been widely viewed as discouraging proxy contests for the election of directors, or acquisitions of substantial blocks of stock, by a person or group seeking to acquire control of a company, because the extended and staggered terms of directors could operate to prevent changing the composition of, or the acquisition of control of, the board in a relatively short period of time. In a hostile takeover attempt, for example, a classified board may encourage a person seeking control of the company to initiate arm's length discussions with our Board, which may be in a position to negotiate a higher price or more favorable terms for stockholders or to try and prevent a takeover that the Board believes is not in the best interest of the stockholders.

          A classified board has also been viewed as promoting stability and may help to maintain a greater continuity of experience because the majority of directors at any given time will have at least one year of experience with the company. This continuity may assist a company in long-term strategic planning.

          However, the diminution of hostile takeover activity that has marked the past several years of public corporate history has prompted various commentators and investors to articulate a different view regarding the need for, and advisability of having, classified boards. Thus, a classified board is also viewed as having the effect of insulating directors from being accountable to a corporation's stockholders in that, it has the effect of limiting the ability of stockholders to elect all directors on an annual basis and exercise influence over that corporation, and may discourage proxy contests in which stockholders have an opportunity to vote for a competing slate of nominees.

          Last year, in connection with the Girbaud Group's acquisition of its controlling position in the company, our management and the Girbaud Group engaged in lengthy negotiations regarding various corporate governance issues. Included among the issues discussed were the composition of the Board and limits on the members of the Board nominated by the Girbaud Group to determine the outcome of various governance matters. Inasmuch as the election of directors is the primary means for stockholders to influence corporate governance policies and to hold management accountable for its implementation of those policies, the Girbaud Group obtained our management's agreement, pursuant to the Framework Agreement, to include in this year's proxy statement a proposal to declassify the Board.

          Under the DGCL, the terms of incumbents who sit on a classified board of directors do not change as a result of a decision by the stockholders to declassify the board. Accordingly, if Proposal 2 is adopted, the terms of the four nominees identified in Proposal 1 and our two other Class I directors will expire next year. However, our Class II directors will remain in office until our 2005 annual meeting. Thus, the first annual meeting at which all of our directors will be required to stand for reelection annually will be our 2005 meeting.

          In accordance with the our amended and restated certificate of incorporation, Proposal 2 requires the affirmative vote of at least 66-2/3% of the outstanding shares of our common stock. Under Delaware law, in determining whether such proposal has received the requisite number of affirmative votes, abstentions and broker nonvotes will be counted and will have the same effect as a vote against the proposal.

          The Board of Directors recommends that you vote "FOR" this proposal.


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



PROPOSAL 3 - INCREASE IN SHARES AUTHORIZED FOR ISSUANCE UNDER THE AMENDED AND RESTATED OMNIBUS STOCK PLAN

          The Board has adopted, subject to the approval of the stockholders, one amendment to our Amended and Restated Omnibus Stock Plan (the "Plan"). That sole amendment would increase the number of shares of common stock issuable under the Plan from 1,600,000 shares to 2,200,000 shares.

          The last time our stockholders approved an amendment to the Plan was at the 2002 Annual Meeting when they authorized a 500,000 share increase in the number of shares issuable under the Plan to a total of 1,600,000 shares. At the time when we asked our stockholders to approve that amendment, the composition of our Board and our management team were very different than they are today. In keeping with our historical practices, we issued options to purchase 30,000 shares of common stock to each of the five new directors who joined our Board last year. Also, in order to entice the new members of our management to join the Company, we needed to issue options to purchase a total of 400,000 shares of common stock to Mr. Conologue and to Ms. Finkelstein. If all of those options were to be issued, the total number of shares issuable under the Plan would exceed the total number of shares authorized for issuance by 106,250 shares. Accordingly, Mr. Conologue's employment agreement provides for the issuance of one option to purchase 225,000 shares which he has already received, and for the issuance of a second option of purchase 150,000 shares which will only be issued if our stockholders approve this proposal.

          This proposed increase in the number of shares reserved for issuance under the Plan is the only change to be made to the Plan since it was last approved by our stockholders. The Board of Directors believes that approval of this increase is essential to the Company's ability to continue to attract, retain and reward personnel key to the Company's growth and financial success.

          The discussion that follows summarizes the salient features of the Plan as it is proposed to be amended. However, it is qualified in its entirety by reference to the full text of the Plan (which includes the proposed amendment) which appears as Exhibit A to this Proxy Statement.

General

          Purpose. The purpose of the Plan is to promote our long-term growth and profitability by providing key people with incentives to improve stockholder value and contribute to our growth and financial success, and by enabling us to attract, retain and reward the best-available persons.

          Shares Available Under The Plan. At the present time, a maximum of 1,600,000 shares of common stock may be issued with respect to awards granted under the Plan. If this proposal is approved by our stockholders, the maximum will increase to 2,200,000 shares. A maximum of 500,000 shares of common stock subject to awards of any combination may be granted during any year to any individual. Both the maximum number of shares issuable under the Plan, and the maximum number of shares that may be granted to any individual pursuant to awards made under the Plan in any year are subject to adjustment to reflect any stock dividends, spin-offs, split-ups, recapitalizations, mergers, consolidations, business combinations or exchanges of shares and the like. If any award, or portion of an award, under the Plan expires or terminates unexercised, becomes unexercisable or is forfeited or otherwise terminated, surrendered or canceled as to any shares, or if any shares of common stock are surrendered to the Company in connection with any award (whether or not such surrendered shares were acquired pursuant to any award), the shares subject to such award and the surrendered shares shall thereafter be available for further awards under the Plan. As of May [_], 2003, the fair market value of a share of our common stock, determined by the last reported sale price per share on that date as quoted in the OTC Bulletin Board, was $[_].

          Administration. The Plan is administered by the Compensation Committee of the Board of Directors (the "Administrator"). The Administrator has full power and authority to take all actions necessary to carry out the purpose and intent of the Plan, including, but not limited to, the authority to: (i) determine the eligible persons to whom, and the time or times at which awards are granted; (ii) determine the types of awards to be granted; (iii) determine the number of shares to be covered by or used for reference purposes for each award; (iv) impose such terms, limitations, restrictions and conditions upon any such award as the Administrator deems appropriate; (v) modify, amend, extend or renew outstanding awards, or accept the surrender of outstanding awards and substitute new awards (provided however, that, except as noted below, any modification that would materially adversely affect any outstanding award may not be made without the consent of the holder); (vi) accelerate or otherwise change the time in which an award may be exercised or becomes payable and to waive or accelerate the lapse, in whole or in part, of any restriction or condition with respect to such award, including, but not limited to, any restriction or condition with respect to the vesting or exercisability of an award following termination of any grantee's employment or consulting relationship; and (vii) establish objectives and conditions, if any, for earning awards and determining whether awards will be paid after the end of a performance period.

          In the event of changes in our common stock by reason of any stock dividend, spin-off, split-up, recapitalization, merger, consolidation, business combination or exchange of shares and the like, the Administrator shall, in its discretion, make appropriate adjustments to the maximum number and kind of shares reserved for issuance or with respect to which awards may be granted under the Plan and to the number, kind and price of shares covered by outstanding awards, and shall, in its discretion and without the consent of holders of awards, make any other adjustments in outstanding awards, including but not limited to reducing the number of shares subject to awards or providing or mandating alternative settlement methods such as settlement of the awards in cash or in shares of common stock or other securities of the Company or of any other entity, or in any other matters which relate to awards as the Administrator, in its sole discretion, determines to be necessary or appropriate.

          Without the consent of holders of awards, the Administrator in its discretion is authorized to make adjustments in the terms and conditions of, and the criteria included in, awards in recognition of unusual or nonrecurring events affecting the Company, or the financial statements of the Company or any affiliate, or of changes in applicable laws, regulations, or accounting principles, whenever the Administrator determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

          Participation. Participation in the Plan is open to all employees, officers, directors and consultants of the Company or any of its affiliates, as may be selected by the Administrator from time to time. As of May [ ], 2003, our seven non-employee directors, and approximately 100 employees and consultants were eligible to participate in the Plan.

Type Of Awards

          The Plan allows stock options, stock appreciation rights, stock awards, phantom stock awards and performance awards to be granted. These awards may be granted separately or in tandem with other awards. The Administrator determines the prices, expiration dates and other material conditions of all such awards. We or our affiliate may make or guarantee loans to assist grantees in exercising awards and satisfying any withholding tax obligations arising from awards.

          Stock Options. The Plan allows the Administrator to grant either awards of incentive stock options as that term is defined in section 422 of the Internal Revenue Code of 1986, as amended (the "Code") or nonqualified stock options; provided, however, that awards of incentive stock options shall be limited to our employees and employees of any of our subsidiaries. Options intended to qualify as incentive stock options under Code section 422 must have an exercise price at least equal to fair market value on the date of grant, but nonqualified stock options may be granted with an exercise price less than fair market value. The option exercise price may be paid in cash, by a broker-assisted cashless exercise in accordance with Regulation T of the Board of Governors of the Federal Reserve System, or by any other means the Administrator approves.

          To date, all options granted under the Plan have been nonqualified stock options, each having an exercise price equal to the fair market value of the underlying shares when granted. Mr. Conologue's employment agreement provides that, if this proposal is approved by our stockholders, he will be granted a nonqualified stock option for the purchase of 150,000 shares of common stock at the fair market value of such shares on the date granted.

          Stock Appreciation Rights. The Plan allows the Administrator to grant awards of stock appreciation rights ("SAR"). An SAR entitles the holder to receive a payment in cash, in shares of common stock, or in a combination of both, having an aggregate value equal to the product of (i) the excess of (A) the fair market value on the exercise date of one share of common stock over (B) the base price per share specified in the grant agreement, times (ii) the number of shares specified by the SAR, or portion thereof, which is exercised.

          Stock And Phantom Stock Awards. The Plan allows the Administrator to grant restricted or unrestricted stock awards, or awards denominated in stock-equivalent units ("phantom stock") to eligible participants with or without payment of consideration by the grantee. Stock awards and phantom stock awards may be paid in cash, in shares of common stock, or in a combination of both.

          Performance Awards. The proposed Plan allows the Administrator to grant performance awards which become payable in cash, in shares of common stock, or in a combination of both, on account of attainment of one or more performance goals established by the Administrator. Performance goals established by the Administrator may be based on the Company's or an affiliate's operating income or one or more other business criteria selected by the Administrator that apply to an individual or group of individuals, a business unit, or the Company or an affiliate as a whole, over such performance period as the Administrator may designate.

Amendment And Termination

          The Board of Directors may terminate, amend or modify the Plan or any portion thereof at any time.

Awards Under The Plan

          Because participation and the types of awards granted under the Plan are subject to the discretion of the Administrator, the benefits or amounts that will be received by any participant or groups of participants if the Plan is approved are not currently determinable except as provided in the table below. The following table provides information regarding awards to be granted under the Plan that are contingent upon the stockholders approval of this proposal:

                                                   Number of Shares of
                                                    Common Stock Under
              Name                     Value (1)    Contingent Awards
              ----                     ---------   -------------------
Robert J. Conologue                       --             150,000
Executive Group                           --             150,000
Non-Executive Director Group              --                  --
Non-Executive Officer-Employee Group      --                  --

----------
(1) The value of each award is zero because the exercise price of the award will be equal to the fair market value of a share of common stock on the date of the grant (determined by the last reported sale price per share of common stock on such date as reported on the OTC Bulletin Board).

Federal Income Tax Consequences

          The following is a general summary of the current federal income tax treatment of stock options, which are authorized to be granted under the Plan, based upon the current provisions of the Code and regulations promulgated thereunder.

          Incentive Stock Options. Incentive stock options under the Plan are intended to meet the requirements of Code Section 422. No tax consequences result from the grant of an incentive stock option. If an option holder acquires stock upon the exercise, no income will be recognized by the option holder for ordinary income tax purposes (although the difference between the option exercise price and the fair market value of the stock subject to the option may result in alternative minimum tax liability to the option holder) and we will be allowed no deduction as a result of such exercise, provided that the following conditions are met: (a) at all times during the period beginning with the date of the granting of the option and ending on the day three months before the date of such exercise, the option holder is an employee of the Company or of a subsidiary; and (b) the option holder makes no disposition of the stock within two years from the date the option is granted nor within one year after the stock is transferred to the option holder. The three-month period is extended to one year in the event of disability and is waived in the event of death of the employee. In the event of a sale of such stock by the option holder after compliance with these conditions, any gain realized over the price paid for the stock ordinarily will be treated as capital gain, and any loss will be treated as capital loss, in the year of the sale.

          If the option holder fails to comply with the employment requirement discussed above, the tax consequences will be the same as for a nonqualified option, discussed below. If the option holder fails to comply with the holding period requirements discussed above, the option holder will recognize ordinary income in an amount equal to the lesser of (i) the excess of the fair market value of the stock on the date the option was exercised over the exercise price or (ii) the excess of the amount realized upon such disposition over the adjusted tax basis of the stock. Any additional gain ordinarily will be recognized by the option holder as capital gain, either long-term or short-term, depending on the holding period of the shares. If the option holder is treated as having received ordinary income because of his or her failure to comply with either condition above, an equivalent deduction will be allowed to the Company in the same year.

          Nonqualified Stock Options. No tax consequences result from the grant of a nonqualified stock option. An option holder who exercises a nonqualified stock option with cash generally will realize compensation taxable as ordinary income in an amount equal to the difference between the exercise price and the fair market value of the shares on the date of exercise, and we will be entitled to a deduction from income in the same amount in the fiscal year in which the exercise occurred. The option holder's basis in such shares will be the fair market value on the date income is realized, and when the holder disposes of the shares he or she will recognize capital gain or loss, either long-term or short-term, depending on the holding period of the shares.

          Disallowance Of Deductions. The Code disallows deductions for publicly held corporations with respect to compensation in excess of $1,000,000 paid to the corporation's chief executive officer and its four other most highly compensated officers. However, compensation payable solely on account of attainment of one or more performance goals is not subject to this deduction limitation if the performance goals are objective, pre-established and determined by a compensation committee comprised solely of two or more outside directors, the material terms under which the compensation is to be paid are disclosed to the stockholders and approved by a majority vote, and the compensation committee certifies that the performance goals and other material terms were in fact satisfied before the compensation is paid. Under this exception, the deduction limitation does not apply with respect to compensation otherwise deductible on account of stock options and stock appreciation rights granted at fair market value under a plan which limits the number of shares that may be issued to any individual and which is approved by the corporation's stockholders.

          The Board of Directors recommends a vote "FOR" the proposal to adopt the Amended Plan. The affirmative vote of the holders of a majority of the shares of common stock present, in person or by proxy, at the meeting and entitled to vote is required for adoption of this proposal.

                          REPORT OF THE AUDIT COMMITTEE

          The operations of this Committee are governed by a written charter. Only independent directors, as that term is defined by the Marketplace Rules of The Nasdaq Stock Market, may serve as members of this Committee.

          The primary function of this Committee is to assist the Board in fulfilling its oversight responsibilities by reviewing:

          o the Company's financial reports and other financial information that it provides to any governmental body or the public,

          o the Company's systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established, and

          o the Company's auditing, accounting and financial reporting processes generally.

          This Committee performs its oversight regarding our financial reporting obligations by engaging in dialogs with management and with BDO Seidman LLP, our independent auditing firm during the year ended December 31, 2002. The discussions in which we engage pertain to issues germane to the preparation of the Company's quarterly and annual financial statements, and the conduct and completion of the audit of the company's annual financial statements.

          This Committee has reviewed and discussed the Company's consolidated annual financial statements with management and with representatives of BDO Seidman LLP. We also discussed with representatives of that accounting firm the matters required to be discussed with the Company's independent auditors pursuant to Statement of Accounting Standards No. 61, as amended, "Communication with Audit Committees."

          BDO Seidman LLP also provided to this Committee the written disclosures required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," and we discussed the question of BDO Seidman LLP's independence with representatives of that firm.

          After we completed our discussions with management and with BDO Seidman LLP, this Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's annual report of Form 10-K for the year ended December 31, 2002.

          Neal J. Fox (Chairman)   Roland Loubet
          John Hechler             Robert S. Stec

PROPOSAL 4 -RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR

          At the Annual Meeting, our stockholders will be asked to ratify the Board's appointment of BDO Seidman LLP ("Seidman") as our independent auditors for the year ending December 31, 2003. It is not expected that a representative of Seidman will be present at the meeting.

Fees Paid to BDO Seidman LLP

          Audit Fees (1).................................................   $390,158
          Financial Information Systems Design and Implementation Fees...          0
          All Other Fees (2).............................................    137,214
                                                                            --------
          Total..........................................................   $527,472
                                                                            ========

----------
(1) Audit services of BDO Seidman LLP for 2002 consisted of the examination of our consolidated financial statements and quarterly review of our financial statements and filings on SEC form 10-Q.

(2) "All Other Fees" includes consultation regarding accounting and reporting matters, and an audit of our employee benefit plan ($102,290) and tax services ($34,924).

          Assuming a quorum consisting of a majority of all of the outstanding shares of common stock is present, in person or by proxy, at the meeting, the affirmative vote of the holders of a majority of the stock present, in person or by proxy, at the meeting is required to ratify the Board's selection of our independent auditors for the current fiscal year.

          The Board of Directors unanimously recommends a vote FOR approval of Proposal No. 4 and proxies solicited by the Board of Directors will be so voted unless stockholders specify on their proxy card a contrary choice.

                              STOCKHOLDER PROPOSALS

          Stockholders who wish to present proposals for action at the 2004 Annual Meeting of Stockholders should submit their proposals in writing to our Corporate Secretary at our address set forth on the first page of this proxy statement. It is anticipated that the 2004 Annual Meeting will be held in or about May, 2004. Accordingly, proposals must be received by the Secretary on or before February 2, 2004 in order to be considered for inclusion in next year's proxy materials.

                  ANNUAL AND QUARTERLY REPORTS TO SHAREHOLDERS

          Our Annual Report to Stockholders consisting of a letter from our Chief Executive Officer our Annual Report on Form 10-K for the year ended December 31, 2002, including audited financial statements and our quarterly report on Form 10-Q for the quarter ended March 31, 2003 have been mailed to the stockholders concurrently herewith, but such reports are not incorporated in this Proxy Statement and are not deemed to be part of the proxy solicitation material.

                                  OTHER MATTERS

Compliance with Section 16(a) of the Exchange Act

          Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons who beneficially own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission ("SEC"). Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such persons. Based solely on our review of the forms furnished to us and written representations from certain reporting persons, we believe that all of those filing requirements were complied with by our executive officers and directors during fiscal 2002, except that Messrs. Ahrenberg and Bachellerie filed their initial statements of beneficial ownership on SEC Form 3 five days and three days, respectively, after the dates on which such forms should have been filed, Mr. Hechler filed a Statement of Changes in Beneficial Ownership on SEC Form 4 14 days after the date on which such form should have been filed and Messrs. Ahrenberg, Bachellerie, Faltz, Loubet and Stec filed Statements of Changes in Beneficial Ownership on SEC Form 4 39 days after the date on which such forms should have been filed.

          The Board of Directors does not know of any other matters that are to be presented for action at the meeting. If any other matters are properly brought before the meeting or any adjournments thereof, the persons named in the enclosed proxy will have the discretionary authority to vote all proxies received with respect to such matters in accordance with their best judgment.

                                              By order of the Board of Directors


                                              Eugene Wielepski, Secretary

May [  ], 2003
Baltimore, Maryland

                           I.C. ISAACS & COMPANY, INC.
                              AMENDED AND RESTATED
                               OMNIBUS STOCK PLAN

1.   Establishment, Purpose and Types of Awards

     I.C. Isaacs & Company, Inc., a Delaware corporation (the "Company"), established and maintains the I.C. Isaacs & Company, Inc. 1997 Omnibus Stock Plan which is hereby amended and restated in its entirety to be known hereafter as the I.C. Isaacs & Company, Inc. Amended and Restated Omnibus Stock Plan (the "Plan"). The purpose of the Plan is to promote the long-term growth and profitability of the Company by (i) providing key people with incentives to improve stockholder value and to contribute to the growth and financial success of the Company, and (ii) enabling the Company to attract, retain and reward the best-available persons.

     The Plan permits the granting of stock options (including incentive stock options qualifying under Code section 422 and nonqualified stock options), stock appreciation rights, restricted or unrestricted stock awards, phantom stock, performance awards, or any combination of the foregoing.

2.   Definitions

     Under this Plan, except where the context otherwise indicates, the following definitions apply:

     (a) "Affiliate" shall mean any entity, whether now or hereafter existing, which controls, is controlled by, or is under common control with, the Company (including, but not limited to, joint ventures, limited liability companies, and partnerships). For this purpose, "control" shall mean ownership of 50% or more of the total combined voting power or value of all classes of stock or interests of the entity.

     (b) "Award" shall mean any stock option, stock appreciation right, stock award, phantom stock award, or performance award.

     (c) "Board" shall mean the Board of Directors of the Company.

     (d) "Code" shall mean the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

     (e) "Common Stock" shall mean shares of common stock of the Company, par value of $0.0001 per share.

     (f) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     (g) "Fair Market Value" of a share of the Company's Common Stock for any purpose on a particular date shall be determined in a manner such as the Administrator shall in good faith determine to be appropriate; provided that in the event the Common Stock shall become registered under Section 12(b) of the Exchange Act, then thereafter the Fair Market Value of the Company's Common Stock for any purpose on a particular date shall mean the last reported sale price per share of Common Stock, regular way, on such date or, in case no such sale takes place on such date, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on a national securities exchange or included for quotation on the Nasdaq-National Market, or if the Common Stock is not so listed or admitted to trading or included for quotation, the last quoted price, or if the Common Stock is not so quoted, the average of the high bid and low asked prices, regular way, in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotations system that may then be in use or, if the Common Stock is not quoted by any such organization, the average of the closing bid and asked prices, regular way, as furnished by a professional market maker making a market in the Common Stock as selected in good faith by the Administrator or by such other source or sources as shall be selected in good faith by the Administrator. If, as the case may be, the relevant date is not a trading day, the determination shall be made as of the next preceding trading day. As used herein, the term "trading day" shall mean a day on which public trading of securities occurs and is reported in the principal consolidated reporting system referred to above, or if the Common Stock is not listed or admitted to trading on a national securities exchange or included for quotation on the Nasdaq-National Market, any business day.

     (h) "Grant Agreement" shall mean a written document memorializing the terms and conditions of an Award granted pursuant to the Plan and shall incorporate the terms of the Plan.

     (i) "Parent" shall mean a corporation, whether now or hereafter existing, within the meaning of the definition of "parent corporation" provided in Code section 424(e), or any successor thereto.

     (j) "Subsidiary" and "subsidiaries" shall mean only a corporation or corporations, whether now or hereafter existing, within the meaning of the definition of "subsidiary corporation" provided in Code section 424(f), or any successor thereto.

3.   Administration

     (a) Administration of the Plan. The Plan shall be administered by the Board or by such committee or committees as may be appointed by the Board from time to time (the Board, committee or committees hereinafter referred to as the "Administrator").

     (b) Powers of the Administrator . The Administrator shall have all the powers vested in it by the terms of the Plan, such powers to include authority, in its sole and absolute discretion, to grant Awards under the Plan, prescribe Grant Agreements evidencing such Awards and establish programs for granting Awards.

     The Administrator shall have full power and authority to take all other actions necessary to carry out the purpose and intent of the Plan, including, but not limited to, the authority to: (i) determine the eligible persons to whom, and the time or times at which Awards shall be granted; (ii) determine the types of Awards to be granted; (iii) determine the number of shares to be covered by or used for reference purposes for each Award; (iv) impose such terms, limitations, restrictions and conditions upon any such Award as the Administrator shall deem appropriate; (v) modify, amend, extend or renew outstanding Awards, or accept the surrender of outstanding Awards and substitute new Awards (provided however, that, except as provided in Section 7(d) of the Plan, any modification that would materially adversely affect any outstanding Award shall not be made without the consent of the holder); (vi) accelerate or otherwise change the time in which an Award may be exercised or becomes payable and to waive or accelerate the lapse, in whole or in part, of any restriction or condition with respect to such Award, including, but not limited to, any restriction or condition with respect to the vesting or exercisability of an Award following termination of any grantee's employment or other relationship with the Company; and (vii) establish objectives and conditions, if any, for earning Awards and determining whether Awards will be paid after the end of a performance period.

     The Administrator shall have full power and authority, in its sole and absolute discretion, to administer and interpret the Plan and to adopt and interpret such rules, regulations, agreements, guidelines and instruments for the administration of the Plan and for the conduct of its business as the Administrator deems necessary or advisable.

     (c) Non-Uniform Determinations. The Administrator's determinations under the Plan (including without limitation, determinations of the persons to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards and the Grant Agreements evidencing such Awards) need not be uniform and may be made by the Administrator selectively among persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated.

     (d) Limited Liability. To the maximum extent permitted by law, no member of the Administrator shall be liable for any action taken or decision made in good faith relating to the Plan or any Award thereunder.

     (e) Indemnification. To the maximum extent permitted by law and by the Company's charter and by-laws, the members of the Administrator shall be indemnified by the Company in respect of all their activities under the Plan.

     (f) Effect of Administrator's Decision. All actions taken and decisions and determinations made by the Administrator on all matters relating to the Plan pursuant to the powers vested in it hereunder shall be in the Administrator's sole and absolute discretion and shall be conclusive and binding on all parties concerned, including the Company, its stockholders, any participants in the Plan and any other employee, consultant, or director of the Company, and their respective successors in interest.

4.   Shares Available for the Plan; Maximum Awards

     Subject to adjustments as provided in Section 7(d) of the Plan, the shares of Common Stock that may be issued with respect to Awards granted under the Plan shall not exceed an aggregate of 2,200,000 shares of Common Stock. The Company shall reserve such number of shares for Awards under the Plan, subject to adjustments as provided in Section 7(d) of the Plan. If any Award, or portion of an Award, under the Plan expires or terminates unexercised, becomes unexercisable or is forfeited or otherwise terminated, surrendered or canceled as to any shares, or if any shares of Common Stock are surrendered to the Company in connection with any Award (whether or not such surrendered shares were acquired pursuant to any Award), the shares subject to such Award and the surrendered shares shall thereafter be available for further Awards under the Plan; provided, however, that any such shares that are surrendered to the Company in connection with any Award or that are otherwise forfeited after issuance shall not be available for purchase pursuant to incentive stock options intended to qualify under Code section 422.

     Subject to adjustments as provided in Section 7(d) of the Plan, the maximum number of shares of Common Stock subject to Awards of any combination that may be granted during any one fiscal year of the Company to any one individual under this Plan shall be limited to 500,000 shares. Such per-individual limit shall not be adjusted to effect a restoration of shares of Common Stock with respect to which the related Award is terminated, surrendered or canceled.

5.   Participation

     Participation in the Plan shall be open to all employees, officers, directors, and consultants of the Company, or of any Affiliate of the Company, as may be selected by the Administrator from time to time.

6.   Awards

     The Administrator, in its sole discretion, establishes the terms of all Awards granted under the Plan. Awards may be granted individually or in tandem with other types of Awards. All Awards are subject to the terms and conditions provided in the Grant Agreement.

     (a) Stock Options. The Administrator may from time to time grant to eligible participants Awards of incentive stock options as that term is defined in Code section 422 or nonqualified stock options; provided, however, that Awards of incentive stock options shall be limited to employees of the Company or of any Parent or Subsidiary of the Company. Options intended to qualify as incentive stock options under Code section 422 must have an exercise price at least equal to Fair Market Value on the date of grant, but nonqualified stock options may be granted with an exercise price less than Fair Market Value. No stock option shall be an incentive stock option unless so designated by the Administrator at the time of grant or in the Grant Agreement evidencing such stock option.

     (b) Stock Appreciation Rights. The Administrator may from time to time grant to eligible participants Awards of Stock Appreciation Rights ("SAR"). An SAR entitles the grantee to receive, subject to the provisions of the Plan and the Grant Agreement, a payment having an aggregate value equal to the product of
(i) the excess of (A) the Fair Market Value on the exercise date of one share of Common Stock over (B) the base price per share specified in the Grant Agreement, times (ii) the number of shares specified by the SAR, or portion thereof, which is exercised. Payment by the Company of the amount receivable upon any exercise of an SAR may be made by the delivery of Common Stock or cash, or any combination of Common Stock and cash, as determined in the sole discretion of the Administrator. If upon settlement of the exercise of an SAR a grantee is to receive a portion of such payment in shares of Common Stock, the number of shares shall be determined by dividing such portion by the Fair Market Value of a share of Common Stock on the exercise date. No fractional shares shall be used for such payment and the Administrator shall determine whether cash shall be given in lieu of such fractional shares or whether such fractional shares shall be eliminated.

     (c) Stock Awards. The Administrator may from time to time grant restricted or unrestricted stock Awards to eligible participants in such amounts, on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by law, as it shall determine. A stock Award may be paid in Common Stock, in cash, or in a combination of Common Stock and cash, as determined in the sole discretion of the Administrator.

     (d) Phantom Stock. The Administrator may from time to time grant Awards to eligible participants denominated in stock-equivalent units ("phantom stock") in such amounts and on such terms and conditions as it shall determine. Phantom stock units granted to a participant shall be credited to a bookkeeping reserve account solely for accounting purposes and shall not require a segregation of any of the Company's assets. An Award of phantom stock may be settled in Common Stock, in cash, or in a combination of Common Stock and cash, as determined in the sole discretion of the Administrator. Except as otherwise provided in the applicable Grant Agreement, the grantee shall not have the rights of a stockholder with respect to any shares of Common Stock represented by a phantom stock unit solely as a result of the grant of a phantom stock unit to the grantee.

     (e) Performance Awards. The Administrator may, in its discretion, grant performance awards which become payable on account of attainment of one or more performance goals established by the Administrator. Performance awards may be paid by the delivery of Common Stock or cash, or any combination of Common Stock and cash, as determined in the sole discretion of the Administrator. Performance goals established by the Administrator may be based on the Company's or an Affiliate's operating income or one or more other business criteria selected by the Administrator that apply to an individual or group of individuals, a business unit, or the Company or an Affiliate as a whole, over such performance period as the Administrator may designate.

7.   Miscellaneous

     (a) Withholding of Taxes. Grantees and holders of Awards shall pay to the Company or its Affiliate, or make provision satisfactory to the Administrator for payment of, any taxes required to be withheld in respect of Awards under the Plan no later than the date of the event creating the tax liability. The Company or its Affiliate may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to the grantee or holder of an Award. In the event that payment to the Company or its Affiliate of such tax obligations is made in shares of Common Stock, such shares shall be valued at Fair Market Value on the applicable date for such purposes.

     (b) Loans. The Company or its Affiliate may make or guarantee loans to grantees to assist grantees in exercising Awards and satisfying any withholding tax obligations.

     (c) Transferability. Except as otherwise determined by the Administrator, and in any event in the case of an incentive stock option or a stock appreciation right granted with respect to an incentive stock option, no Award granted under the Plan shall be transferable by a grantee otherwise than by will or the laws of descent and distribution. Unless otherwise determined by the Administrator in accord with the provisions of the immediately preceding sentence, an Award may be exercised during the lifetime of the grantee, only by the grantee or, during the period the grantee is under a legal disability, by the grantee's guardian or legal representative.

     (d) Substitution of Awards in Mergers and Acquisitions. Awards may be granted under the Plan from time to time in substitution for Awards held by employees, officers, consultants or directors of entities who become or are about to become employees, officers, consultants or directors of the Company or an Affiliate as the result of a merger or consolidation of the employing entity with the Company or an Affiliate, or the acquisition by the Company or an Affiliate of the assets or stock of the employing entity. The terms and conditions of any substitute Awards so granted may vary from the terms and conditions set forth herein to the extent that the Administrator deems appropriate at the time of grant to conform the substitute Awards to the provisions of the awards for which they are substituted.

     (e) Termination, Amendment and Modification of the Plan. The Board may terminate, amend or modify the Plan or any portion thereof at any time.

     (f) Non-Guarantee of Employment or Service. Nothing in the Plan or in any Grant Agreement thereunder shall confer any right on an individual to continue in the service of the Company or shall interfere in any way with the right of the Company to terminate such service at any time with or without cause or notice.

     (g) No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a grantee or any other person. To the extent that any grantee or other person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

     (h) Governing Law. The validity, construction and effect of the Plan, of Grant Agreements entered into pursuant to the Plan, and of any rules, regulations, determinations or decisions made by the

Administrator relating to the Plan or such Grant Agreements, and the rights of any and all persons having or claiming to have any interest therein or thereunder, shall be determined exclusively in accordance with applicable federal laws and the laws of the State of Delaware, without regard to its conflict of laws principles.

     (i) Effective Date; Termination Date. The Plan initially became effective May 15, 1997, was first amended and restated on April 26, 1999, and shall continue in effect as amended and restated herein, subject to approval of the stockholders of the Company at the 2002 Annual Meeting of the Stockholders or a special meeting of the stockholders at which the Plan, as amended and restated herein, is presented for approval, provided that any such special meeting is held within twelve months of the date this amended and restated Plan is adopted by the Board. If the stockholders of the Company fail to approve the Plan as amended and restated herein within the time frame described in the immediately preceding sentence, then the Plan will continue in effect as last amended and restated and approved by the stockholders on April 26, 1999. No Award shall be granted under the Plan after the close of business on May 14, 2007. Subject to other applicable provisions of the Plan, all Awards made under the Plan prior to such termination of the Plan shall remain in effect until such Awards have been satisfied or terminated in accordance with the Plan and the terms of such Awards.

                           I.C. ISAACS & COMPANY, INC.

   This Proxy is Solicited on Behalf of the Board of Directors of I.C. Isaacs
                                 & Company, Inc.

The undersigned holder of the $.0001 par value common stock (the "Common Shares") of I.C. Isaacs & Company, Inc. (the "Company"), hereby acknowledges receipt of the Notice of Annual Meeting of the Company and Proxy Statement attached thereto, all relating to the Company's Annual Meeting of Stockholders (the "Annual Meeting"), and does appoint Staffan Ahrenberg and Daniel J. Gladstone, and each of them, the true and lawful attorney or attorneys of the undersigned, with power of substitution, for and in the name of the undersigned, to vote as proxies for the undersigned according to the number of Common Shares the undersigned would be entitled to vote if then personally present at the Annual Meeting to be held at the offices of Arent Fox Kintner Plotkin & Kahn, PLLC located on the 25th Floor at 1675 Broadway, New York, New York, on [______], [_____], 2003, at 10:00 A.M., or at any adjournment or adjournments thereof (the "Meeting"), and thereat to vote all Common Shares of the Company held by the undersigned and entitled to be voted thereat upon the following matters:

                (Continued and to be signed on the reverse side)


                                              Annual Meeting of Stockholders of
                                                 I.C. Isaacs & Company, INC.
                                                        [_____], 2003
                                      Please date, sign and mail your proxy card in the
                                            envelope provided as soon as possible

                                       Please detach and mail in the envelope provided.

----------------------------------------------------------------------------------------------------------------------------
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSALS 2 THROUGH 4.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [_]

----------------------------------------------------------------------------------------------------------------------------

1. If Proposal 2 is approved, to elect the four nominees       2. To approve the proposal to amend   FOR   AGAINST   ABSTAIN
listed below, each to hold office until the 2004 annual        the Company's Amended and Restated    [_]     [_]       [_]
meeting of stockholders and until their respective             Certificate of Incorporation to
successors shall have been duly elected or appointed; OR if    eliminate classification of the
Proposal 2 is NOT approved, to elect one Class I director      Company's Board of Directors
(Mr. Conologue) to hold office until the 2004 annual meeting
of stockholders, and the three other nominees listed below     3. To amend the Company's Amended     FOR   AGAINST   ABSTAIN
as Class III directors to hold office until the 2006 annual    and Restated Stock Incentive Plan     [_]     [_]       [_]
meeting of stockholders and until their respective             to increase from 1,600,000 to
successors shall have been duly elected or appointed:          2,200,000, the number of shares
                                                               that may be issued under the Plan
                    NOMINEES
[_] For all nominees     o Oliver Bachellerie                  4. To ratify the appointment of BDO   FOR   AGAINST   ABSTAIN
                         o Robert J. Conolgue                  Seidman, LLP as the Company's         [_]     [_]       [_]
[_] Withhold authority   o Neal J. Fox                         independent auditors for the fiscal
    for all nominees     o Robert S. Stec                      year ending December 31, 2003.

[_] For all except                                             5. To transact such other business    FOR   AGAINST   ABSTAIN
    (see instructions below)                                   as may properly come before the       [_]     [_]       [_]
                                                               meeting.
INSTRUCTION: To withhold authority to vote for any
             individual nominee(s), mark "FOR ALL EXCEPT"      This Proxy confers authority to vote "FOR" each of
             and fill in the circle next to each nominee you   propositions 1, 2, 3 and 4, listed above unless otherwise
             wish to withhold, as shown here:                  indicated. If any other business is transacted at said
                                                               meeting, this proxy shall be voted in accordance with the
                                                               best judgment of the proxies. The Board of Directors
                                                               recommends a vote of "FOR" for each of the listed
                                                               propositions. This proxy is solicited on behalf of the Board of Directors of I.C. Isaacs & Company, Inc. and may be
                                                               revoked prior to its exercise.

To change the address on your account, please check the        The cost of solicitation of proxies from our shareholders
box at right and indicate your new address in the              will be borne by us. We may also agree to pay banks, brokers,
address space above. Please note that changes to the           nominees and other fiduciaries their reasonable charges and
registered name(s) on the account may not be submitted   [_]   expenses incurred in forwarding the proxy material to their
via this method.                                               principals.

                                                               All joint owners must sign.


Signature of Stockholder                       Date          Signature of Stockholder                       Date
                         ---------------------      --------                          ---------------------      --------

Note: This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign.
      When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.


                                       2